Exhibit 4.2

BARCLAYS PLC,

as Issuer,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee and Paying Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Dated Subordinated Debt Security Registrar

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 20, 2019

To the Dated Subordinated Debt Securities Indenture, dated as of May 9, 2017, between Barclays PLC and The Bank of New York Mellon, London Branch, as Trustee

$1,500,000,000 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030

-i-

FIRST SUPPLEMENTAL INDENTURE, dated as of June 20, 2019 (the “First Supplemental Indenture”), among BARCLAYS PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom, THE BANK OF NEW YORK MELLON, LONDON BRANCH, a New York banking corporation, as Trustee (herein called the “Trustee”) and Paying Agent, having its Corporate Trust Office at One Canada Square, London E14 5AL, United Kingdom, and THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Dated Subordinated Debt Security Registrar, having an office at 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg, to the DATED SUBORDINATED DEBT SECURITIES INDENTURE, dated as of May 9, 2017, between the Company and the Trustee (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance by the Company from time to time of its Dated Subordinated Debt Securities in one or more series;

WHEREAS, Section 9.01 of the Base Indenture permits supplements thereto without the consent of Holders of Dated Subordinated Debt Securities to establish the form or terms of Dated Subordinated Debt Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, as contemplated by Section 3.01 of the Base Indenture, the Company intends to issue a new series of Dated Subordinated Debt Securities, to be known as the Company’s “5.088% Fixed-to-Floating Rate Subordinated Notes due 2030” (the “Securities”) under the Indenture;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this First Supplemental Indenture;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually agree as follows with regard to the Securities:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01    Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this First Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture.

The following terms used in this First Supplemental Indenture have the following respective meanings with respect to the Securities only:

“Bail-in Legislation” has the meaning set forth in Section 2.09 hereof.

“Base Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“BRRD” has the meaning set forth in Section 2.09 hereof.

“BRRD Party” has the meaning set forth in Section 2.14 hereof.

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in New York City.

“Capital Regulations” means, at any time, the laws, regulations, requirements, standards, guidelines and policies relating to capital adequacy and/or minimum requirement for own funds and eligible liabilities and/or loss absorbing capacity of credit institutions of either (i) the PRA and/or (ii) any other national or European authority, in each case then in effect in the United Kingdom (or in such other jurisdiction in which the Company may be organized or domiciled) and applicable to the Group including, as at the date hereof, CRD IV and related technical standards.

“Company” has the meaning set forth in the first paragraph of this First Supplemental Indenture, and includes any successor entity.

“CRD IV” means the legislative package consisting of Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, as the same may be amended or replaced from time to time, and the CRD IV Regulation.

“CRD IV Regulation” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of June 26, 2013, as the same may be amended or replaced from time to time.

“DTC” means The Depository Trust Company, or any successor clearing system.

“EEA Bail-in Power” has the meaning set forth in Section 2.09 hereof.

“EEA BRRD Liability” has the meaning set forth in Section 2.09 hereof.

“EU Bail-in Legislation Schedule” has the meaning set forth in Section 2.09 hereof.

“Fixed Rate Interest Payment Date” has the meaning set forth in Annex I hereto.

“Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Annex I hereto.

“Issue Date” has the meaning set forth in Section 2.01(f) hereof.

“Junior Obligations” means the obligations of the Company (as issuer or borrower, as the case may be) in respect of the 8.00% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 7.00% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 6.625% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 6.50% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the sterling-denominated 7.875% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the U.S. dollar-denominated 7.875% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 7.250% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 5.875% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 7.750% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 8% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities and the 7.125% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, for the time being outstanding and any other obligations of the Company which rank or are expressed to rank pari passu with any of such obligations.

“Margin” has the meaning set forth in Annex I hereto.

“Par Redemption” has the meaning set forth in Section 2.04 hereof.

“Par Redemption Date” has the meaning set forth in Annex I hereto.

“Order” means the Banks and Building Societies (Priorities on Insolvency) Order 2018.

“Parity Obligations” means the obligations of the Company (as issuer or borrower, as the case may be) in respect of the 4.375% Fixed Rate Subordinated Notes due 2024, the 2.625% Fixed Rate Subordinated Callable Notes due 2025, the 5.20% Fixed Rate Subordinated Notes due 2026, the 4.836% Fixed Rate Subordinated Callable Notes due 2028, the 2.00% Fixed Rate Subordinated Callable Notes due 2028 and the 3.750% Fixed Rate Resetting Subordinated Callable Notes due 2030 of the Company for the time being outstanding and any other obligations of the Company which rank or are expressed to rank pari passu with any of such obligations.

“Ranking Legislation” means the Order and any other law or regulation applicable to the Company which is amended by the Order.

“Regular Record Date” means the close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

“Relevant EEA Resolution Authority” has the meaning set forth in Section 2.09 hereof.

“Regulatory Event” has the meaning set forth in Section 2.06 hereof.

“secondary non-preferential debts” shall have the meaning given to it in the Ranking Legislation.

“Securities” has the meaning set forth in the Recitals to this First Supplemental Indenture.

“Senior Creditors” means creditors of the Company (i) who are unsubordinated creditors; or (ii) who are subordinated creditors (whether in the event of a winding-up or administration of the Company or otherwise) other than (x) those whose claims by law rank, or by their terms are expressed to rank, pari passu with or junior to the claims of the holders of the Securities or (y) those whose claims are in respect of Parity Obligations or Junior Obligations; or (iii) who are creditors in respect of any secondary non-preferential debts.

“Stated Maturity” has the meaning set forth in Section 2.01(g) hereof.

“Tier 2 Capital” means Tier 2 Capital for the purposes of the Capital Regulations;

“Trustee” has the meaning set forth in the first paragraph of this First Supplemental Indenture, and includes any successor entity.

SECTION 1.02    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03    Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04    Benefits of Instrument. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.05    Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders and Beneficial Owners of the Securities and the Trustee and any such provisions shall not be deemed to apply to any other Dated Subordinated Debt Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Securities.

SECTION 1.06    Construction and Interpretation. Unless the context otherwise requires:

(a)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this First Supplemental Indenture, refer to this First Supplemental Indenture as a whole and not to any particular provision of this First Supplemental Indenture;

(b)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “U.S. dollars and “$” refer to the lawful currency for the time being of the United States;

(d)    references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this First Supplemental Indenture;

(e)    wherever the words “include”, “includes” or “including” are used in this First Supplemental Indenture, they shall be deemed to be followed by the words “without limitation;”

(f)    references to a Person are also to its successors and permitted assigns; and

(g)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

5.088% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2030

SECTION 2.01    Creation of Series; Establishment of Form.

(a)    There is hereby established a new series of Dated Subordinated Debt Securities under the Base Indenture entitled the “5.088% Fixed-to-Floating Rate Subordinated Notes due 2030.”

(b)    The Securities shall be issued initially in the form of one or more registered Global Securities that shall be deposited with DTC on the Issue Date. The Global Securities shall be registered in the name of Cede & Co. and executed and issued in substantially the form attached hereto as Exhibit A.

(c)    The Company shall issue the Securities in an aggregate principal amount of $1,500,000,000. The Company may from time to time, without the consent of the Holders of the Securities, issue additional securities of such series having the same ranking and same interest rate, Stated Maturity, redemption terms and other terms as the Securities described in this First Supplemental Indenture, except for the price to the public and Issue Date. Any such additional securities subsequently issued shall rank equally and ratably with the Securities in all respects, so that such further securities shall be consolidated and form a single series with the applicable series of the Securities.

(d)    Any proposed transfer of an interest in Securities held in the form of a Global Security shall be effected through the book-entry system maintained by DTC.

(e)    The Securities shall not have a sinking fund.

(f)    The Securities shall be issued on June 20, 2019 (the “Issue Date”).

(g)    The stated maturity of the principal of the Securities shall be June 20, 2030 (the “Stated Maturity”).

(h)    The Securities shall be redeemable prior to their Stated Maturity in accordance with Sections 2.04, 2.05 and 2.06 hereof.

(i)    The Securities shall be issued in minimum denominations of $200,000 in principal amount and integral multiples of $1,000 in excess thereof.

(j)    The Securities shall constitute the Company’s direct, unsecured and subordinated obligations and shall at all times rank pari passu without any preference among themselves. In the event of a winding-up or administration of the Company, the claims of the Trustee (on behalf of the Holders of the Securities but not the rights and claims of the Trustee in its personal capacity under the Indenture) and the Holders of the Securities against the Company, in respect of such Securities (including any damages or other amounts (if payable)) shall: (i) be subordinated to the claims of all Senior Creditors; (ii) rank at least pari passu with the claims in respect of Parity Obligations and with the claims of all other subordinated creditors of the Company (if any) which in each case by law rank, or by their terms are expressed to rank, pari passu with the Securities; and (iii) rank senior to the Company’s ordinary shares, preference shares and any junior subordinated obligations (including Junior Obligations) or other securities which in each case either by law rank, or by their terms are expressed to rank, junior to the Securities.

SECTION 2.02    Interest.

(a)    The interest rate on the Securities shall be, or shall be determined, as set forth in Annex I hereto.

(b)    The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

SECTION 2.03    Payment of Principal, Interest and Other Amounts.

(a)    Payments of principal of and interest on the Securities shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Securities represented by a Global Security shall be made through one or more Paying Agents appointed under the Base Indenture to DTC or its nominee, as the Holder or Holders of the Global Security. Initially, the Paying Agent for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. The Dated Subordinated Debt Security Registrar shall initially be The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg (which location shall also be a Place of Payment for purposes of Section 3.05(a) of the Base Indenture). The Company at any time and from time to time may change the Paying Agent, the Dated Subordinated Debt Security Registrar or, subject to Section 9.01 of the Base Indenture, the Place of Payment, without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Dated Subordinated Debt Security Registrar.

(b)    Payments of principal of and interest on the Securities represented by a Global Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, such Global Security is first surrendered to the Paying Agent. If a date of redemption or repayment or the Stated Maturity is not a Business Day, the Company may pay interest and principal and/or any amount payable upon redemption or repayment of the Securities on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the date of redemption or repayment or such Stated Maturity.

SECTION 2.04    Optional Redemption. Subject to Section 2.07 of this First Supplemental Indenture and Sections 11.10 and 11.11 of the Base Indenture, the Company may, at the Company’s option, redeem the Securities then Outstanding, in whole but not in part, on the Par Redemption Date at a redemption price equal to 100% of their principal amount, together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the date fixed for redemption (the “Par Redemption”).

SECTION 2.05    Optional Tax Redemption

(a)    Sections 2.05(b) and 2.05(c) below hereby amend and replace in their entirety Sections 11.09(a) and 11.09(b) of the Base Indenture, respectively.

(b)    Subject to Section 2.07 of this First Supplemental Indenture and Sections 11.10 and 11.11 of the Base Indenture, the Company may, at the Company’s option, at any time, redeem the Securities, in whole but not in part, if the Company determines that as a result of a change in, or amendment to, the laws or regulations of a Taxing Jurisdiction, including any treaty to which the relevant Taxing Jurisdiction is a party, or a change in an official application of those laws or regulations, including any decision of any court or tribunal, which becomes effective on or after the Issue Date (and, in the case of a successor entity, which becomes effective on or after the date of such successor entity’s assumption of the Company’s obligations):

(i) the Company will or would be required to pay to Holders of the Securities Additional Amounts;

(ii) the Company would not be entitled to claim a deduction in respect of any payments in respect of the Securities in computing the Company’s taxation liabilities or the value of such deduction would be materially reduced;

(iii) the Company would not, as a result of the Securities being in issue, be able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which the Company is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at the Issue Date or any similar system or systems having like effect as may from time to time exist);

(iv) the Company would have to treat the Securities or any part thereof as a derivative or an embedded derivative for United Kingdom tax purposes; or

(v) the Company would, in the future, have to bring into account a taxable credit if the principal amount of the Securities were written down or converted,

(each such change in tax law or regulation or the official application thereof, a “Tax Event”), at a redemption price equal to 100% of the principal amount of the Securities being redeemed, together with accrued but unpaid interest, if any, to (but excluding) the date fixed for redemption, provided, however, that the Securities may only be redeemed pursuant to this Section 2.05 if, in the case of each Tax Event, the consequences of the Tax Event cannot be avoided by the Company taking reasonable measures available to the Company.

(c)    Prior to the delivery of any notice of redemption as a result of a Tax Event (which notice shall be irrevocable), the Company shall deliver to the Trustee a written legal opinion of independent counsel of recognized standing, chosen by the Company, in a form satisfactory to the Trustee, confirming that the Company is entitled to exercise its right of redemption under this Section 2.05.

SECTION 2.06    Regulatory Event Redemption. Subject to Section 2.07 of this First Supplemental Indenture and Sections 11.10 and 11.11 of the Base Indenture, the Company may, at the Company’s option, at any time, redeem the Securities, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the date fixed for redemption, if, on or after the Issue Date, there occurs a change in the regulatory classification of the Securities that results in, or would be likely to result in the whole or any part of the outstanding aggregate principal amount of the Securities at any time being excluded from or ceasing to count towards, the Group’s Tier 2 Capital (a “Regulatory Event”).

SECTION 2.07    Notice of Redemption.

(a)    Before the Company may redeem the Securities pursuant to Sections 2.04, 2.05 or 2.06 hereof, the Company shall deliver via DTC (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the Dated Subordinated Debt Security Register) prior notice of not less than thirty (30) days, nor more than sixty (60) days, to the Holders of the Securities. The Company shall deliver written notice of such redemption of the Securities to the Trustee at least five (5) Business Days prior to the date on which the relevant notice of redemption is sent to Holders (unless a shorter notice period shall be satisfactory to the Trustee). Such notice shall specify the Company’s election to redeem the Securities and the date fixed for such redemption and shall be irrevocable except in the limited circumstances described in Section 2.07(b) below.

(b)    If the Company has delivered a notice of redemption pursuant to paragraph (a) of this Section 2.07, but prior to the payment of the redemption amount with respect to such redemption the Relevant U.K. Resolution Authority exercises its U.K. Bail-in Power with respect to the Securities, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

(c)    If the event specified in Section 2.07(b) above occurs, the Company shall promptly deliver notice to the Holders of the Securities via DTC (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the shown on the Dated Subordinated Debt Security Register) and to the Trustee directly, specifying the occurrence of the relevant event.

SECTION 2.08    Additional Amounts and FATCA Withholding Tax. The Company agrees, to the extent the Company has actual knowledge of such information, to provide the Paying Agent with sufficient information about any modification to the terms of the Securities for the purposes of determining whether FATCA Withholding Tax applies to any payment of principal or interest on the Securities.

SECTION 2.09    Acknowledgement with respect to Treatment of EEA BRRD Liabilities. Notwithstanding and to the exclusion of any other term of the Base Indenture, this First Supplemental Indenture or any other agreements, arrangements, or understanding between the BRRD Party, on the one hand, and the Company, on the other hand, the Company acknowledges and accepts that an EEA BRRD Liability arising under the Base Indenture and this First Supplemental Indenture may be subject to the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)    the effect of the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority in relation to any EEA BRRD Liability that (without limitation) may include and result in any of the following, or some combination thereof:

(i)    the reduction of all, or a portion, of the EEA BRRD Liability or outstanding amounts due thereon;

(ii)    the conversion of all, or a portion, of the EEA BRRD Liability into shares, other securities or other obligations of the BRRD Party or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii)    the cancellation of the EEA BRRD Liability; or

(iv)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due including by suspending payment for a temporary period.

(b)    the variation of the terms of the Base Indenture or this First Supplemental Indenture, as deemed necessary by the Relevant EEA Resolution Authority, to give effect to the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority in respect of the BRRD Party.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area or the United Kingdom which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Party” means The Bank of New York Mellon SA/NV, Luxembourg Branch, solely and exclusively in its role as Dated Subordinated Debt Security Registrar under the Base Indenture and this First Supplemental Indenture. For the avoidance of doubt, The Bank of New York Mellon, London Branch, as Trustee and Paying Agent and in any other capacity under the Base Indenture or this First Supplemental Indenture is not a BRRD Party under the Base Indenture or this First Supplemental Indenture.

“EEA Bail-in Power” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“EEA BRRD Liability” means a liability of the BRRD Party to the Company under the Base Indenture or this First Supplemental Indenture, if any, in respect of which the EEA Bail-in Power may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com.

“Relevant EEA Resolution Authority” means the resolution authority with the ability to exercise any EEA Bail-in Powers in relation to the BRRD Party.

SECTION 2.10    Acknowledgement with Respect to Treatment of BRRD Liabilities. Any references to the “Trustee” in Section 13.02 of the Base Indenture shall be deemed to refer to the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01    Effectiveness. This First Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 3.02    Original Issue. The Securities may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee for authentication, and the Trustee shall, upon delivery of a Company Order, authenticate and deliver such Securities as in such Company Order provided.

SECTION 3.03    Ratification and Integral Part. The Base Indenture as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, including without limitation all the rights, immunities and indemnities of the Trustee, and this First Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 3.04    Priority. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, with respect to the Securities and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 3.05    Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this First Supplemental Indenture. Neither the Trustee nor any authenticating agent shall be accountable for the use or application by the Company of the Securities or the proceeds thereof.

SECTION 3.06    Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.07    Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.08    Governing Law. This First Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions set forth in Section 12.01 of the Base Indenture (as supplemented and amended by this First Supplemental Indenture) and in the Global Securities, and the waiver of set-off provisions set forth in Section 5.04(d) of the Base Indenture, which shall be governed by and construed in accordance with English law, and except that the authorization and execution of this First Supplemental Indenture and the Securities shall be governed (in addition to the laws of the State of New York relevant to execution) by the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

BARCLAYS PLC

By:	/s/ Stuart Frith
Name:	Stuart Frith
Title:	VP, Treasury

THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS TRUSTEE AND PAYING AGENT

By:	/s/ Thomas Vanson
Name:	Thomas Vanson
Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, AS DATED SUBORDINATED DEBT SECURITY REGISTRAR

By:	/s/ Thomas Vanson
Name:	Thomas Vanson
Title:	Authorized Signatory

[Signature Page to First Supplemental Indenture]

ANNEX I

Interest Terms of the Securities

Interest Terms of the Securities

Fixed Rate Period:	From (and including) the Issue Date, to (but excluding) June 20, 2029 (the “Par Redemption Date”).

Floating Rate Period:	From (and including) the Par Redemption Date, to (but excluding) the Stated Maturity.

Fixed Interest Rate:	During the Fixed Rate Period, interest on the Securities will accrue at a rate of 5.088% per annum.

Floating Interest Rate:	During the Floating Rate Period, interest on the Securities will accrue at a rate equal to LIBOR (as defined below), as determined on the applicable Interest Determination Date (as defined below), plus the Margin per annum. The Floating Interest Rate will be reset quarterly on each Interest Reset Date.

Margin:	The “Margin” is 3.054%.

Fixed Rate Interest Payment Dates:	During the Fixed Rate Period, interest will be payable semi-annually in arrear on June 20 and December 20 in each year, commencing on December 20, 2019 and ending on the Par Redemption Date; provided that if any scheduled Fixed Rate Interest Payment Date is not a Business Day, the Fixed Rate Interest Payment Date will be postponed to the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Interest Payment Date.

Floating Rate Interest Payment Dates:	During the Floating Rate Period, interest will be payable quarterly in arrear on September 20, 2029, December 20, 2029, March 20, 2030 and the Stated Maturity (the “Floating Rate Interest Payment Dates” and each a “Floating Rate Interest Payment Date”); provided that if any scheduled Floating Rate Interest Payment Date, other than the Stated Maturity, is not a Business Day, the Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day.

Interest Payment Dates:	Each of the Fixed Rate Interest Payment Dates and the Floating Rate Interest Payment Dates (each an “Interest Payment Date”).

Interest Periods:	During the Floating Rate Period, each interest period on the Securities will begin on (and include) a Floating Rate Interest Payment Date and end on, but not include, the following Floating Rate Interest Payment Date (each a “Floating Rate Interest Period”), provided that the first Floating Rate Interest Period will begin on and include the Par Redemption Date and will end on, but exclude, September 20, 2029.

Interest Reset Dates:	During the Floating Rate Period, the Floating Interest Rate will be reset quarterly on the Par Redemption Date, September 20, 2029, December 20, 2029 and March 20, 2030, (each an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Interest Determination Dates:	The second London Banking Day (as defined below) preceding the applicable Interest Reset Date.

Day Count:	30/360, Following, Unadjusted (during the Fixed Rate Period). Actual/360, Modified Following, Adjusted (during the Floating Rate Period).

LIBOR:	The three-month U.S. dollar London Interbank Offered Rate (“LIBOR”).

London Banking Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Calculation Agent:	The Bank of New York Mellon, London Branch, or its successor appointed by the Company.

Calculation of LIBOR:

LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(1)    With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (2) below; and

(2)    With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01 (in circumstances other than those described under “ —Replacement for LIBOR” below), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected and identified by the Company, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in The City of New York (which may include affiliates of the underwriters) selected and identified by the Company for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be equal to LIBOR in effect with respect to the immediately preceding Interest Determination Date.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

All percentages resulting from any calculation of the Floating Interest Rate will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the Calculation Agent for the purposes of calculating interest on the Securities shall be conclusive and binding on the Holders of the Securities, the Company and the Trustee, absent manifest error.

For any Floating Rate Interest Period, if LIBOR is negative, then it would reduce the Floating Interest Rate payable for such interest period below the specified Margin. Accordingly, Holders may receive a Floating Interest Rate that is lower than the specified Margin. In any event, the Floating Interest Rate will not be less than zero.

Replacement for LIBOR:

If the Company determines that a Benchmark Event has occurred or there is a Successor Rate, in either case when the Floating Interest Rate (or the relevant component part thereof) remains to be determined by LIBOR, then the Company may elect (acting in good faith and in a commercially reasonable manner) to apply the following provisions:

(i) the Company shall use reasonable endeavors to appoint, as soon as reasonably practicable, an Independent Adviser to determine (acting in good faith and in a commercially reasonable manner), no later than five Business Days prior to the relevant Interest Determination Date relating to the next succeeding Floating Rate Interest Period (the “IA Determination Cut-off Date”), a Successor Rate (as defined below) or, alternatively, if the Independent Adviser determines that there is no Successor Rate, an Alternative Reference Rate (as defined below) for purposes of determining the applicable Floating Interest Rate (or the relevant component part thereof) applicable to the Securities;

(ii)  if the Company is unable to appoint an Independent Adviser, or the Independent Adviser appointed by it fails to determine a Successor Rate or an Alternative Reference Rate prior to the IA Determination Cut-off Date, the Company (acting in good faith and in a commercially reasonable manner) may determine a Successor Rate or, if the Company determines that there is no Successor Rate, an Alternative Reference Rate;

(iii)  if a Successor Rate or, failing which, an Alternative Reference Rate (as applicable) is determined in accordance with the preceding provisions, such Successor Rate or, failing which, an Alternative Reference Rate (as applicable) shall be LIBOR for each of the future Floating Rate Interest Periods (subject to the subsequent operation of, and to adjustment as described under “— Replacement for LIBOR”); provided, however, that if sub-paragraph (ii) applies and the Company is unable to or does not determine a Successor Rate or an Alternative Reference Rate prior to the relevant Interest Determination Date, the Floating Interest Rate applicable to the next succeeding Floating Rate Interest Period shall be equal to the Floating Interest Rate last determined in relation to the Securities in respect of the preceding Floating Rate Interest Period (or alternatively, if there has not been a first Floating Rate Interest Period in respect of the Securities, the Floating Interest Rate shall be the Fixed Interest Rate); for the avoidance of doubt, the proviso in this subparagraph (iii) shall apply to the relevant Floating Rate Interest Period only and any subsequent Floating Rate Interest Periods are subject to the subsequent operation of, and to adjustment as described under “—Replacement for LIBOR”;

(iv) if the Independent Adviser (in consultation with the Company) or (if the Company is unable to appoint an Independent Adviser, or the Independent Adviser appointed by it fails to determine whether an Adjustment Spread should be applied) the Company (acting in good faith and in a commercially reasonable manner) determines that an Adjustment Spread should be applied to the relevant Successor Rate or the relevant Alternative Reference Rate (as applicable) and determines the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to such Successor Rate or Alternative Reference Rate (as applicable). If the Independent Adviser or the Company (as applicable) is unable to determine, prior to the Interest Determination Date relating to the next succeeding Floating Rate Interest Period, the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Successor Rate or Alternative Reference Rate (as applicable) will apply without an Adjustment Spread;

(v)   if the Independent Adviser or the Company determines a Successor Rate or, failing which, an Alternative Reference Rate (as applicable) and, in each case, any Adjustment Spread in accordance with the above provisions, the Independent Adviser or the Company (as applicable), may also specify changes to terms of the Securities, including but not limited to the Margin, relevant day count, Relevant Screen Page, Business Day, Interest Determination Date and/or the definition of LIBOR, and the method for determining the fallback rate in relation to the Securities, in order to follow market practice in relation to the Successor Rate, the Alternative Reference Rate (as applicable) and/or the Adjustment Spread. For the avoidance of doubt, the Trustee and Calculation Agent shall, at the direction and expense of the Company, effect such consequential amendments to the Indenture, the Calculation Agency Agreement and the terms of the Securities as may be required in order to give effect to the provisions set forth here under “ —Replacement for LIBOR”. Consent of the Holders of the Securities shall not be required in connection with implementing the Successor Rate, Alternative Reference Rate (as applicable) and/or any Adjustment Spread or such other changes, including for the execution of any documents, amendments or other steps by the Trustee or the Calculation Agent (if required); and

(vi) the Company shall promptly, following the determination of any Successor Rate, Alternative Reference Rate (as applicable) and/or any Adjustment Spread, give notice thereof to the Trustee, the Calculation Agent and the Holders of the Securities, which shall specify the effective date(s) for such Successor Rate, Alternative Reference Rate (as applicable) and/or any Adjustment Spread and any consequential changes made to the Indenture, the Calculation Agency Agreement and/or the terms of the Securities, provided that the determination of any Successor Rate, Alternative Reference Rate and/or any Adjustment Spread, and any other related changes to the Securities, shall be made in accordance with the relevant Capital Regulations (if applicable) and shall not prejudice qualification of the Securities as Tier 2 Capital.

In effecting any such consequential amendments to the Indenture, the Calculation Agency Agreement and/or the terms of the Securities as may be directed by the Company in order to give effect to the provisions hereof, neither the Trustee nor the Calculation Agent shall be required to effect any amendments that affects their own rights, duties or immunities under the Indenture, the Calculation Agency Agreement or otherwise.

For the purposes of this section “ —Replacement for LIBOR” in respect of the Securities:

“Adjustment Spread” means a spread (which may be positive or negative) or formula or methodology for calculating a spread, which the Independent Adviser (in consultation with the Company) or the Company (as applicable), determines is required to be applied to the Successor Rate or the Alternative Reference Rate (as applicable) in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to Holders of the Securities as a result of the replacement of LIBOR with the Successor Rate or the Alternative Reference Rate (as applicable) and is the spread, formula or methodology which:

(i) in the case of a Successor Rate, is recommended in relation to the replacement of LIBOR with the Successor Rate by any Relevant Nominating Body; or

(ii)  in the case of a Successor Rate for which no such recommendation has been made or in the case of an Alternative Reference Rate, the Independent Adviser (in consultation with the Company) or the Company (as applicable) determines, is recognized or acknowledged as being in customary market usage in international debt capital markets transactions which reference LIBOR, where such rate has been replaced by the Successor Rate or the Alternative Reference Rate (as applicable); or

(iii)  if no such customary market usage is recognized or acknowledged, the Independent Adviser (in consultation with the Company) or the Company in its discretion (as applicable), determines (acting in good faith and in a commercially reasonable manner) to be appropriate;

“Alternative Reference Rate” means the rate that the Independent Adviser or the Company (as applicable) determines has replaced LIBOR in customary market usage in the international debt capital markets for the purposes of determining rates of interest in respect of bonds denominated in U.S. dollars and of a comparable duration to the relevant Floating Rate Interest Period, or, if the Independent Adviser or the Company (as applicable) determines that there is no such rate, such other rate as the Independent Adviser or the Company (as applicable) determines in its discretion (acting in good faith and in a commercially reasonable manner) is most comparable to LIBOR;

“Benchmark Event” means:

(i) LIBOR has ceased to be published on the Relevant Screen Page as a result of such benchmark ceasing to be calculated or administered; or

(ii)  a public statement by the administrator of LIBOR that it has ceased, or will cease, publishing such reference rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of such reference rate); or

(iii)  a public statement by the supervisor of the administrator of LIBOR that such reference rate has been or will be permanently or indefinitely discontinued; or

(iv) a public statement by the supervisor of the administrator of LIBOR as a consequence of which such reference rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences either generally, or in respect of the Securities; or

(v)   a public statement by the supervisor of the administrator of LIBOR that, in the view of such supervisor, such reference rate is no longer representative of an underlying market or the methodology to calculate such reference rate has materially changed; or

(vi) it has or will become unlawful for the Calculation Agent or the Company to calculate any payments due to be made to any holder of the Securities using LIBOR (including, without limitation, under the Benchmark Regulation (EU) 2016/1011, if applicable);

“Independent Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international debt capital markets, in each case appointed by the Company at its own expense;

“Relevant Nominating Body” means, in respect of LIBOR:

(i) the central bank for the U.S. dollar, reserve bank, monetary authority or any similar institution for the U.S. dollar or any other central bank or other supervisory authority which is responsible for supervising the administrator of LIBOR; or

(ii)  any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the U.S. dollar, reserve bank or monetary authority or any similar institution for the U.S. dollar, (b) any other central bank or other supervisory authority which is responsible for supervising the administrator of LIBOR, (c) a group of the aforementioned central banks or other supervisory authorities, (d) the International Swaps and Derivatives Association, Inc. or any part thereof, or (e) the Financial Stability Board or any part thereof; and

“Successor Rate” means the reference rate (and related alternative screen page or source, if applicable) that the Independent Adviser or the Company (as applicable) determines is a successor to or replacement of LIBOR (for the avoidance of doubt, whether or not LIBOR has ceased to be available) which is formally recommended by any Relevant Nominating Body.

EXHIBIT A

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (OR ANY SUCCESSOR CLEARING SYSTEM) (“DTC”), TO BARCLAYS PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Dated Subordinated Debt Securities Indenture, dated as of May 9, 2017 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture, dated as of June 20, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The rights of the Holder and Beneficial Owners of this Security are, to the extent and in the manner set forth in Section 12.01 of the Base Indenture and in the subordination provisions of this Security, subordinated to the claims of other creditors of the Company, and this Security is issued subject to the provisions of that Section 12.01 and to the subordination provisions of this Security, and the Holder of this Security, by accepting the same, agrees to, and shall be bound by, such provisions. The provisions of Section 12.01 of the Base Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, English law.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Securities, by acquiring the Securities, each Holder and Beneficial Owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority (as those terms are defined in the Base Indenture) and the provisions set forth in Section 13.01 of the Base Indenture.

In accordance with Article 14 of the Base Indenture, each Holder and Beneficial Owner of the Securities that acquires the Securities in the secondary market shall be deemed to acknowledge, agree to be bound by, and consent to, the same provisions set forth in the

Securities and the Indenture to the same extent as the Holders and Beneficial Owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by, and consent to, the terms of the Securities, including in relation to the provisions contained in Section 5.04(d) and Section 12.01 of the Base Indenture.

5.088% Fixed-to-Floating Rate Subordinated Notes due 2030

No. 00[●]	$[●] CUSIP NO. 06738E BK0 ISIN NO. US06738EBK01

BARCLAYS PLC, a company duly incorporated and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[●] ([●]) on June 20, 2030 (the “Maturity Date”), except as otherwise provided herein, and to pay interest thereon, in accordance with the terms hereof. Interest shall accrue on this Security from June 20, 2019 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, until the principal hereof is paid or made available for payment. Interest shall be paid semi-annually in arrear on June 20 and December 20 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on December 20, 2019 and ending on June 20, 2029 (the “Par Redemption Date”), except as otherwise provided herein, at the rate of 5.088% per annum. Thereafter, interest shall be paid quarterly in arrear on September 20, 2029, December 20, 2029, March 20, 2030 and the Maturity Date (each, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, an “Interest Payment Date”), except as otherwise provided herein, at a floating rate equal to the three-month U.S. dollar London Interbank Offered Rate (“LIBOR”), reset quarterly, plus 3.054% per annum, as described below.

The interest rate on the Securities for any Floating Rate Interest Period will be LIBOR, as determined on the applicable Interest Determination Date, plus 3.054% per annum. During the Floating Rate Period, the interest rate on the Securities will be reset quarterly on each Interest Reset Date. Subject to the limitations specified on the reverse of this Security, interest on the Securities shall be computed and payable in arrear and on the basis of a 360 day year of twelve 30 day months during the Fixed Rate Period and on the basis of the actual number of days in each Floating Rate Interest Period and a 360-day year during the Floating Rate Period.

The Calculation Agent, initially the Bank of New York Mellon, London Branch (the “Calculation Agent”), will determine LIBOR in any circumstance where the Calculation Agent is so required under the terms of the Securities and the Indenture, in accordance with the provisions set forth in Annex I to the First Supplemental Indenture. Any replacement for LIBOR will also be calculated in accordance with the provisions set forth in Annex I to the First Supplemental Indenture.

All calculations made by the Calculation Agent for the purposes of calculating the interest rate on the Securities shall be conclusive and binding on the Holders of the Securities, the Company and the Trustee, absent manifest error.

If any scheduled Fixed Rate Interest Payment Date is not a Business Day, the Fixed Rate Interest Payment Date shall be postponed to the next succeeding Business Day (as defined below), but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Interest Payment Date. If any scheduled Floating Rate Interest Payment Date is not a Business Day, the Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Securities will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after such Maturity Date or date of redemption or repayment. If the Securities are redeemed, unless the Company defaults on payment of the Redemption Price, interest will cease to accrue on the Redemption Date on the Securities called for redemption. A “Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date (as defined in the First Supplemental Indenture) for such interest.

No repayment of the principal amount of the Securities or payment of interest on the Securities shall become due and payable after the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority, unless such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company.

Payments of principal of and interest, if any, on the Securities shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments shall be made through one or more Paying Agents appointed under the Indenture to the Holder or Holders of this Security. Initially, the Paying Agent for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. The Dated Subordinated Debt Security Registrar for the Securities shall be The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg (which location shall also be a Place of Payment for purposes of Section 3.05(a) of the Base Indenture). The Company at any time and from time to time may change the Paying Agent or, subject to Section 9.01 of the Base Indenture, the Place of Payment, and the Dated Subordinated Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Dated Subordinated Debt Security Registrar. Payments of principal of and interest on the Securities shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, this Security is first surrendered to the Paying Agent.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and set forth in Section 12.01 of the Base Indenture (as supplemented and amended by the First Supplemental Indenture), and the waiver of set-off provisions referred to herein and set forth in Section 5.04(d) of the Base Indenture which shall be governed by and construed in accordance with English law.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT LIABILITY OF BARCLAYS PLC AND IS NOT COVERED BY THE U.K. FINANCIAL SERVICES COMPENSATION SCHEME OR INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION, THE CANADA DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF THE UNITED STATES, THE UNITED KINGDOM, CANADA, OR ANY OTHER JURISDICTION.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:	BARCLAYS PLC

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the Indenture.

Date:	THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Signature Page to Fixed-to-Floating Rate Global Note No [●]]

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Dated Subordinated Debt Securities Indenture, dated as of May 9, 2017 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, London Branch, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture, as supplemented and amended by the First Supplemental Indenture, dated as of June 20, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture, the terms of which are incorporated herein by reference, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth in this Security, the Indenture shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate principal amount of $1,500,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

For purposes of this Security:

“Fixed Rate Period” means the period beginning on (and including) June 20, 2019 and ending on (but not including) the Par Redemption Date.

“Floating Rate Interest Period” means the period beginning on (and including) a Floating Rate Interest Payment Date and ending on (but not including) the next succeeding Floating Rate Interest Payment Date, provided that the first Floating Rate Interest Period will begin on and include the Par Redemption Date and will end on, but exclude, September 20, 2029.

“Floating Rate Period” means the period beginning on (and including) the Par Redemption Date and ending on (but not including) the Maturity Date.

“Interest Determination Date” means the second London Banking Day preceding the applicable Interest Reset Date.

“Interest Reset Date” means the Par Redemption Date, September 20, 2029, December 20, 2029 and March 20, 2030; provided that if any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

“London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

The provisions set forth in Section 10.04 of the Base Indenture are applicable to this Security. In addition, the Company agrees, to the extent the Company has actual knowledge of such information, to provide the Paying Agent with sufficient information about any modification to the terms of the Securities for the purposes of determining whether FATCA Withholding Tax applies to any payment of principal or interest on the Securities.

Subject to the limitations specified below, the Company may, at the Company’s option, redeem the Securities then Outstanding, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the date fixed for redemption.

Subject to the limitations specified below, the Company may also, at any time, at the Company’s option, redeem the Securities, in whole but not in part, pursuant to Section 2.05 and/or Section 2.06 of the First Supplemental Indenture.

Before the Company may redeem the Securities pursuant to any of the preceding paragraphs relating to the Company’s rights of redemption, the Company shall deliver prior notice of not less than thirty (30) days, nor more than sixty (60) days to the Holders of the Securities pursuant to Section 2.07 of the First Supplemental Indenture.

Notwithstanding any other provision of this Security or the First Supplemental Indenture, the Company may redeem the Securities at the Company’s option only subject to the limitations specified in Section 11.10 of the Base Indenture.

Subject to Section 11.12 of the Base Indenture, the Company or any member of the Group may purchase or otherwise acquire any of the Outstanding Securities at any price in the open market or otherwise in accordance with the Capital Regulations applicable to the Group in force at the relevant time, and subject to the prior consent of the PRA and/or any other relevant national or European authority (in either case, if such consent is then required by the Capital Regulations).

The Securities shall constitute the Company’s direct, unsecured and subordinated obligations, ranking pari passu without any preference among themselves. In the event of a winding up or administration of the Company, the claims of the Trustee (on behalf of the Holders of the Securities but not the rights and claims of the Trustee in its personal capacity under the Indenture) and the Holders of the Securities against the Company, in respect of such Securities (including any damages (if payable)) shall: (i) be subordinated to the claims of all Senior Creditors; (ii) rank at least pari passu with the claims in respect of Parity Obligations and with the claims of all other subordinated creditors of the Company which in each case by law rank, or by their terms are expressed to rank, pari passu with the Securities; and (iii) rank senior to the Company’s ordinary shares, preference shares and any junior subordinated obligations (including Junior Obligations) or other securities which in each case either by law rank, or by their terms are expressed to rank, junior to the Securities.

“Senior Creditors” means creditors of the Company (i) who are unsubordinated creditors; or (ii) who are subordinated creditors (whether in the event of a winding-up or administration of the Company or otherwise) other than (x) those whose claims by law rank, or by their terms are expressed to rank, pari passu with or junior to the claims of the Holders of the Securities or (y) those whose claims are in respect of Parity Obligations or Junior Obligations; or (iii) who are creditors in respect of any secondary non-preferential debts (“secondary non-preferential debts” shall have the meaning given to it in the Ranking Legislation (as defined below)). “Order” means the Banks and Building Societies (Priorities on Insolvency) Order 2018. “Ranking Legislation” means the Order and any other law or regulation applicable to the Company which is amended by the Order.

The Securities are subject to the waiver of set off provisions set forth in Section 5.04(d) of the Base Indenture.

All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Security, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

This Security is subject to the provisions regarding the U.K. Bail-in Power Acknowledgement set forth in Section 13.01 of the Base Indenture and in Section 2.09 of the First Supplemental Indenture.

The Securities are subject to provisions set forth in Article 5 of the Base Indenture, including the provisions regarding enforcement events and remedies set forth in Sections 5.01, 5.02 and 5.03 of the Base Indenture. The Securities will also be subject to the limitation of remedies set forth in Section 5.04 of the Base Indenture.

If a Winding-Up Event (as defined in Section 5.01(a) of the Base Indenture) occurs, the principal amount of this Security, together with any accrued but unpaid interest thereon, shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person.

If a Non-Payment Event (as defined in Section 5.02 of the Base Indenture) occurs, the Trustee may, at its discretion, and without further notice to the Company, institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding-up of the Company and/or prove in a winding-up of the Company and/or claim in a liquidation or administration of the Company.

Notwithstanding the limitations on remedies specified in this Security and under Article 5 of the Base Indenture, (1) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders and Beneficial Owners of the Securities under the provisions of the Indenture, and (2) nothing shall impair the right of a Holder or Beneficial Owner of the Securities under the Trust Indenture Act, absent such Holder’s or Beneficial Owner’s consent, to sue for any payment due but unpaid with respect to the Securities; provided that, in the case of (1) and (2) above, any payments in respect of, or arising from, the Securities, including any payments or amounts resulting or arising from the enforcement of any rights under the Trust Indenture Act in respect of the Securities, shall be subject to the subordination provisions set forth in Section 12.01 of the Base Indenture and in this Security. Subject to the provisions of the Trust Indenture Act, no Holder shall be entitled to proceed directly against the Company except as set forth in Section 5.08 of the Base Indenture.

The Indenture permits, with certain exceptions and subject to certain conditions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture as contemplated by Article 9 of the Base Indenture.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of $200,000 and increments of $1,000 thereafter. The denominations cannot be changed without the consent of the Trustee. The provisions on registration, transfer and exchange of the Securities set forth in Section 3.05 of the Base Indenture are applicable to the Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and set forth in Section 12.01 of the Base Indenture (as supplemented and amended by the First Supplemental Indenture), and the waiver of set-off provisions referenced herein and set forth in Section 5.04(d) of the Base Indenture, which are governed by, and construed in accordance with, English law.